PARTIES TO CHANGE IN CONTROL AGREEMENT

Larry A. Cates
W. Matthew Carpenter
R.J. Dourney
Mark A. Peterson
Edward J. Gleich
James W. Kirkpatrick
John F. Koch
Julia A. Stewart
Carin L. Stutz
Douglas D. Waltman